N E W S   R E L E A S E
                                                 DADE BEHRING
DADE BEHRING INC.
1717 Deerfield Road
P.O. Box 778
Deerfield, IL  60015-0778
847.267.5300

For Immediate Release

Contact:  Fred Nachman for Dade Behring, 312-832-9300 x202


                    Dade Behring Names Reid-Anderson

                   President, Chief Operating Officer
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   Other Executives Are Appointed in "Customer-Focused" Organization



     DEERFIELD, Ill. (May 4, 1999) - Dade Behring Inc., a leading global manufacturer and marketer of products and systems serving clinical diagnostics, today announced the appointment of James Reid-Anderson, 40,

as president and chief operating officer.



     In this new position, Reid-Anderson will be responsible for Dade

Behring's global sales and service, research and development, marketing,

operations, regulatory affairs and quality assurance, and human-

resources management.  He reports to Chief Executive Officer Steven W.

Barnes.


     Reid-Anderson joined Dade Behring as executive vice president and chief financial officer in 1996.  He assumed the added role of chief administrative officer in 1997.  Prior to joining Dade Behring, he was chief operating officer and chief administrative officer of Wilson

Sporting Goods in Chicago from 1994 to 1996.  Previous to that, he held executive positions with Pepsico Inc., Grand Metropolitan PLC and Mobil

Oil Corporation.  He earned a commerce degree with honors from the

University of Birmingham in England and is a fellow of the Chartered

Association of Certified Accountants.


     "Jim's new responsibilities as president and chief operating officer are an extension and a reflection of the superb job he has done
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in helping build one of the leading global diagnostics companies,"

Barnes said.  "In the years ahead, he will continue to be instrumental in our focus on providing leading products and unequalled service to our customers within the clinical diagnostics field worldwide."


     Dade Behring also announced a number of other executive

appointments, reporting to Reid-Anderson.  These relate to an organizational streamlining of global product management and geographic operations, designed to enhance the company's leadership position:


  .  Robert Brightfelt, 55, becomes president, Global Products,

     responsible for global research and development, marketing, and operations across the company's uniquely wide range of products and systems for clinical chemistry, immunochemistry, hemostasis,

     microbiology, infectious-disease diagnostics, plasma-protein analysis, cardiac diagnostics and drug monitoring.  He had been group president for Chemistry products.  He has 33 years of experience in health care and diagnostics with Dade Behring and

     DuPont Diagnostics.  He holds an M.B.A. degree from the University of Georgia and an M.S. and B.S. with distinction from the

     University of Nebraska.


  .  Marc N. Casper, 31, becomes president for the Americas,

     responsible for the company's sales, service and marketing operations in that region.  He had been executive vice president for Europe, Asia and Intercontinental.  Casper has been with Dade

     Behring since 1995.  He holds an M.B.A. degree with high

     distinction from the Harvard Business School and a B.A. in economics from Wesleyan University.


  .  Donal Quinn, 43, becomes president for Europe, Middle East and

     Africa.  He had been group president for Biology products since joining Dade Behring in 1998.  Previously, he has more than 20 years of health-care industry experience, including executive
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     positions with Mallinckrodt Medical and Abbott Laboratories.  He earned a B.S. degree in economics from Cork University in Ireland.


  .  Hiroshi Uchida, 39, becomes president for Asia.  He had been vice president and general manager for the Asia-Pacific region since joining Dade Behring in 1997.  His previous experience includes senior positions with Arthur D. Little and Bain

     Consulting.  He holds Ph.D. and M.A. degrees from Harvard

     University and a B.A. degree from Brown University.


     In addition, the company has appointed Glenn Richter, 37, as chief financial officer, reporting to Barnes.  Richter has been with the company since 1997, most recently as senior vice president and corporate controller.  Prior to joining Dade Behring, his 11 years of executive experience included positions with the Frito-Lay Company and McKinsey &

Company.  He holds an M.B.A. degree from Duke University and a B.B.A.

degree from the George Washington University.


     "Each of these appointments is important to our continuing evolution in building the most customer-focused diagnostics company worldwide," said Barnes.  Since the merger of Dade International and

Behring Diagnostics in October 1997, we have been tremendously successful in leveraging our combined capabilities to help clinical laboratories contribute to improved patient outcomes while increasing
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laboratory productivity.  Our focus is on being today's best resource for the customers we serve."


     With 7,100 employees and 1998 revenues of approximately $1.3 billion, Dade Behring is among the largest clinical diagnostics companies worldwide and provides the broadest available offering of products and systems for diagnostics testing.  Many of the company's products hold leadership positions in markets around the world.  Dade

Behring is headquartered in Deerfield, Illinois, has operations in 39 countries and works through distributors in other regions.



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